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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 18 )*

Celanese AG
(Name of Issuer)
Ordinary Shares, no par value
(Title of Class of Securities)
D1497A101
(CUSIP Number)
Celanese Europe Holding GmbH & Co. KG
c/o Celanese Corporation
Attention: Curt Shaw
1601 W. LBJ Freeway
Dallas, Texas 75234
(972) 443-4000

Copy to:

William R. Dougherty, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
May 15, 2006
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	D1497A101	Page	2	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Capital Partners (Cayman) Ltd. 1

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		49,440,215

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

49,440,215

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

49,440,215

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

98.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	D1497A101	Page	3	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Capital Partners (Cayman) Ltd. 2

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		672,387

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

672,387

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

672,387

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

1.36%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	D1497A101	Page	4	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Capital Partners (Cayman) Ltd. 3

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		5,270,327

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

5,270,327

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5,270,327

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

10.66%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	D1497A101	Page	5	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Capital Partners (Cayman) IV L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		49,440,215

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

49,440,215

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

49,440,215

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

98.2%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	D1497A101	Page	6	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Capital Partners (Cayman) IV-A L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		148,321

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

148,321

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

148,321

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

0.3%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	D1497A101	Page	7	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Family Investment Partnership (Cayman) IV-A L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		519,122

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

519,122

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

519,122

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

1.05%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	D1497A101	Page	8	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Chemical Coinvest Partners (Cayman) L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		5,270,327

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

5,270,327

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

5,270,327

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

10.66%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	D1497A101	Page	9	of	13

1	NAMES OF REPORTING PERSONS: Blackstone Management Associates (Cayman) IV L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		49,440,215

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

49,440,215

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

49,440,215

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

98.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	D1497A101	Page	10	of	13

1	NAMES OF REPORTING PERSONS: Blackstone LR Associates (Cayman) IV Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands B.W.I.

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		49,440,215

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

49,440,215

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

49,440,215

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

98.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	D1497A101	Page	11	of	13

1	NAMES OF REPORTING PERSONS: Peter G. Peterson

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		49,440,215

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

49,440,215

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

49,440,215

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

98.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	D1497A101	Page	12	of	13

1	NAMES OF REPORTING PERSONS: Stephen A. Schwarzman

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

BK, OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	7	SOLE VOTING POWER:

NUMBER OF

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		49,440,215

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH	10	SHARED DISPOSITIVE POWER:

49,440,215

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

49,440,215

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

98.2%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

* The calculation of the foregoing percentage is based on 50,365,018 Ordinary Shares outstanding as of June 9, 2006 (excluding Ordinary Shares held in treasury), which number was provided to the Reporting Persons by Celanese AG.

13 of 13
     This Amendment No. 18 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission (the “SEC”) on December 24, 2003 (as it may be amended from time to time, the “Schedule 13D”) with respect to the ordinary shares, no par value, of Celanese AG, a German stock corporation (the “Company”). Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 18 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.
ITEM 4. PURPOSE OF THE TRANSACTION.
     The information set forth in Item 4 is hereby amended and supplemented with the following:
     On May 15, 2006, pursuant to the consummation of a secondary offering of the Series A Common Stock of Celanese Corporation, BCP 1, BCP 2, and BCP 3, sold 20,093,168, 1,393,519 and 10,924,556 shares of Series A Common Stock of Celanese Corporation, respectively (or 32,411,243 shares in the aggregate) thereby reducing the aggregate beneficial ownership of BCP1, BCP2, BCP3, the Blackstone Partnerships, BCCP, BMA, Blackstone LR and Messrs. Peterson and Schwarzman (the “Blackstone Reporting Persons”) of Series A Common Stock of Celanese Corporation to less than 50% of the outstanding shares of Series A Common Stock in Celanese Corporation. However, due to the continued direct ownership by BCP 1, BCP 2 and BCP 3 of approximately 31.7% of the Series A Common Stock of Celanese Corporation and the service by certain affiliated individuals as directors of Celanese Corporation, BCP 1, BCP IV, BMA, Blackstone LR and Messrs. Peterson and Schwarzman may still be deemed to control Celanese Corporation and accordingly to continue to beneficially own all of the ordinary shares of the Company indirectly held by Celanese Corporation, and the other Blackstone Reporting Persons may still be deemed to beneficially own their proportionate interest of ordinary shares of the Company indirectly held by Celanese Corporation. The beneficial ownership of ordinary shares of the Company by Reporting Persons, other than the Blackstone Reporting Persons, remains unchanged.
ITEM 5. INTEREST IN SECURITIES OF THE ISSUER
     The information set forth in Item 5 is hereby amended and supplemented with the following:
     The information contained in the cover pages of this Amendment No. 18 to Schedule 13D and in Item 4 above is incorporated herein by reference. The information contained in the Amendment No. 17 to Schedule 13D with respect to each of the Reporting Persons for whom cover pages are not included in this Amendment No. 18 to Schedule 13D remain unchanged.
     According to the share register of Celanese AG, in the 60 days prior to and including June 6, 2006, there were two transactions involving the subject securities. On April 24, 2006, a total of 55 ordinary shares were purchased and on June 1, 2006, a total of 35 ordinary shares were purchased by the Purchaser pursuant to the Mandatory Offer at a price per share of EUR 41.92 plus applicable interest.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: June 9, 2006

BLACKSTONE LR ASSOCIATES (CAYMAN) IV LTD.
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Authorized Person

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) IV L.P. By: Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV L.P. By: Blackstone Management Associates (Cayman) IV L.P., its general partner By: Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV-A L.P.
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Authorized Person

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A L.P.
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Authorized Person

BLACKSTONE CHEMICAL COINVEST PARTNERS (CAYMAN) L.P.
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Authorized Person

BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 1
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Director

BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 2
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Director

BLACKSTONE CAPITAL PARTNERS (CAYMAN) LTD. 3
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Director

PETER G. PETERSON
By:	/s/ Peter G. Peterson

STEPHEN A. SCHWARZMAN
By:	/s/ Stephen A. Schwarzman